Exhibit 2.5

CONFIDENTIAL                                                   August 17, 1999

                                LETTER OF INTENT

                            Stock Purchase Agreement
                         Eastern Shore Net Incorporated


I.       ACQUIRING ENTITY

                           Sitestar Corporation (the "Buyer" "Sitestar"), incorporated in the State of Nevada, will purchase (the "Purchase") Eastern Shore Net Incorporated, a Nevada corporation (the "Company" "ESN"); its principal owner being Mr. Gary Thompson (the "Principal Shareholder"). The Company is represented by Optimum Strategic Finance (OSF) through Mr. Roger Morrison. (the "Intermediary").

II.      STRUCTURE AND CONSIDERATION

                           Buyer will purchase 100% the Company's stock. The aggregate consideration for the transaction will be approximately $192,000 paid in common stock in Sitestar at a $3.00 per share strike price.

III.     PURCHASE CONSIDERATION

                           Purchase consideration is based on the Company's aggregate net worth and general financial performance at closing being not less than as reflected on data provided to the Buyer during negotiations. Should the aggregate net worth and/or the general financial performance at the closing differ, the purchase price shall be subject to adjustment accordingly. Assets of the Company are to include all balance sheet items and other assets presently utilized in the ISP business. A definitive list of assets and accompanying obligations shall be compiled and agreed upon by Buyer and the Company. The additional terms and conditions of the purchase consideration will be addressed in the definitive agreement.

IV.      PAYMENT STRUCTURE

                           Buyer  will   deliver  to  the   Shareholders   stock
                           certificates equal to the purchase price at the closing and the execution of a definitive agreement.

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CONFIDENTIAL                                                     August 17, 1999

V.       COVENANTS

                    A. Purchase price will be adjusted to reflect a multiple of one (1) year's gross revenues, based on number of accounts at the close of the transaction. Should the number of accounts differ from the current 800, the purchase price will be adjusted accordingly. The current offer of $192,000 is based on ESN delivering Sitestar 800 customers at closing.

                    B. One half (50%) of the shares issued to ESN in consideration of this transaction will be registered in Sitestar's SB-2 Registration Statement. ESN will have the option to sell these shares as soon as the Registration statement is deemed effective. The SB-2 will begin no later than 150 days from the close of this transaction. The remaining shares will be restricted from sale on the public market for a period of one (1) year from the date of the transaction.

                    C. At the end of the period of restriction, in the event that the per share value should fall below $3.50 for a consecutive ten (10) day period, Sitestar will issue ESN additional shares, on a dollar-for-dollar basis, to eliminate any ESN loss in value due to market decline.

                    D. ESN will structure a fair-market lease for a Sitestar office in its existing facility for a period of one (1) year. Included in this agreement will be the right for Sitestar to display signage on ESN's marquis.

                    E. Each party shall be responsible for their own legal and transactional expenses.

                    F. Sitestar will provide seven (7) employees, to be named by Mr. Thompson at closing, unlimited dial-up internet access, free of charge. This access will only be subject to termination in the event that Sitestar divests its ISP operations.

VI.      NON-COMPETE CONTRACTS

                           Principal  Shareholder  will enter into a non-compete
                           contract pertaining to internet access, web development and web hosting with Buyer for a period of thirty six (36) months. This agreement will be in effect for all customers acquired during the transaction. ESN will have the right to solicit new web development customers,

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CONFIDENTIAL                                                     August 17, 1999

                           not included in the transaction. The non-compete agreement will not include designated unpaid accounts (which will not be included in determining the size of the transaction) or other e-commerce sites currently under development by ESN. The terms and conditions of this agreement will be addressed in the definitive agreement.

VII.     TIMETABLE FOR CLOSING

                           It is  the  objective  of  the  Buyer  to  close  the
                           acquisition within thirty (30) days from the execution of this letter. Buyer's obligation to close the acquisition will be subject to (i) the execution of the definitive purchase agreement and related documentation (collectively the "Definitive Agreement") reflecting the terms of the acquisition as set forth herein and containing representations, warranties covenants and agreements of the Seller, satisfactory in form and substance to Buyer; (ii) the receipt of all material consents and approvals necessary for the consummation of the acquisition and the ongoing operation of the business of the Seller;
                           (iii) the absence of any material adverse change in the business, assets, condition (financial or otherwise), or prospects of the Seller.

VIII.    CONDUCT OF BUSINESS

                           From the date of your acceptance hereof, through the closing date, the Seller shall conduct its business only in the ordinary course and consistent with relationships and goodwill existing on the date hereof and promptly notify Buyer of any emergency or other change in the ordinary course of the Seller's business

IX.      EXCLUSIVITY

                           For a period of thirty (30) days following the execution of this agreement, the Seller will not directly or indirectly through any officer, employee, stockholder, director, agent, affiliate or otherwise
                           (i) enter into any agreement, agreement in principal or commitment (whether or not legally binding) relating to any business combination with, recapitalization of, or acquisition or purchase of all or a significant portion of the assets of , or a material portion of the equity interest in the Seller or relating to any similar transaction (a "Competing Transaction"), (ii) solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to any Competing Transaction, or (iii) participate in any discussions or negotiations regarding a

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CONFIDENTIAL                                                     August 17, 1999

                           Competing Transaction. The Seller shall notify the Buyer promptly if any proposal regarding a Competing Transaction (or any inquiry or any contact with any person or entity with respect thereto) is made and shall advise Buyer of the contents thereof. In addition, the Seller will immediately terminate all discussions, negotiations or agreements now pending with other potential participants in a Competing Transaction.

X.       ACCESS

                           Seller agrees to provide Buyer and its advisors with timely and reasonable access to the Company and all information that any of them reasonably requests.

XI.      CONFIDENTIALITY

                           The purchase price and terms of this agreement and acquisition will be held by the parties in strict confidence and will not be disclosed to anyone other than the agents or representatives and financing sources of the parties who need to know such information in connection with the transaction completed hereby.

XII.     BINDING EFFECT

                           This letter does not constitute a binding obligation to effect the acquisition, it is understood that such obligation shall arise only from the Definitive Agreement.

XIII.    CLOSING

A. Subject to completion of final due diligence, accounting review and the completion of legal documentation, the closing date of this transaction will be at a place, and on a date mutually acceptable to Buyer and the Company, and the date at the very latest September 17, 1999.

B. Buyer and the Company agree that OSF has represented the Company on this transaction, and that the Company is solely responsible for all fees.

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CONFIDENTIAL                                                     August 17, 1999

Please evidence your agreement with the foregoing by executing this agreement in the space provided below. We very much look forward to working with you towards the successful completion of this transaction and building a mutually beneficial relationship.


AGREED AND ACCEPTED:

Eastern Shore Net Incorporated                       Sitestar Corporation

/s/ Gary R. Thompson                                 /s/ Clinton J. Sallee
-------------------------                            ------------------------
By:      Gary Thompson                               By:   Clinton J. Sallee
         President                                         President

Date:    August 17, 1999                             Date:    August 17, 1999









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